Exhibit 10.9

Smart for Life, Inc.

990 Biscayne Blvd., Suite 503

Miami, FL 33132

November 29, 2022

Dr. Sasson E. Moulavi

1210 W 13th Street

Riviera Beach, FL 33404

Dr. Moulavi:

Reference is made to that certain Six Percent (6%) Secured Subordinated Promissory Note in the principal amount of Three Million Dollars ($3,000,000) issued by Smart for Life, Inc., a Delaware corporation (the “Company”) to you (the “Holder”) on July 1, 2021 (the “Original Note”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Note.

The Company and the Holder previously agreed informally to extend the first payment under the Amortization Schedule and now desire to formally extend the note payments by executing an Amended and Restated Note. The Amended and Restated Note, which includes a revised Amortization Schedule, is attached hereto as Exhibit “A”.

In consideration for the execution of the Amended and Restated Note, the Company hereby agrees to (i) issue to the Holder One Hundred Thousand (100,000) shares of its common stock under the Company’s 2022 Equity Incentive Plan and (ii) pay to the Holder a fee of $50,000 in cash, which shall be paid upon completion of the Company’s anticipated debt financing expected by December 31, 2022 (the “Amendment Fee”).

By signing below, the Holder hereby consents and agrees to execute the Amended and Restated Note and agrees to the Amendment Fee as consideration therefore, as set forth herein.

Very truly yours,

Smart for Life, Inc.

	By:	/s/ A.J. Cervantes
	Name:	A.J. Cervantes
	Title:	Executive Chairman

AGREED AND ACKNOWLEDGED:

/s/ Dr. Sasson E. Moulavi
Dr. Sasson E. Moulavi